The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(B)(3)

Registration No. 333-161833

SUBJECT TO COMPLETION, DATED MAY 18, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated September 10, 2009)

$

Alberto-Culver Company

        % Notes due

We will pay interest on the notes on            and            of each year, beginning on            , 2010. The notes will mature on            ,            . We may redeem any or all of the notes at any time at a “make-whole” redemption price as described in this prospectus supplement.

The notes represent our unsecured and unsubordinated debt and rank equally in right of payment with all our other existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 and in our Annual Report on Form 10-K for the year ended September 30, 2009, which is incorporated herein by reference.

	Public Offering Price(1)	Underwriting Discount	Proceeds before Expenses to Alberto Culver(1)
Per Note
Total

(1)	Plus accrued interest from May , 2010, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank, S.A./N.V., and Clearstream Banking, société anonyme, on or about May    , 2010.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan	BofA Merrill Lynch

The date of this prospectus supplement is May    , 2010.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document in which it appears.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise stated or the context otherwise requires, all references to “Alberto Culver,” “we,” “us” and “our” in this prospectus supplement or the accompanying prospectus are to Alberto-Culver Company and its consolidated subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the accompanying prospectus, gives more general information about us and the notes offered hereby. Generally, when we refer to the prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. To the extent the description of the notes in this prospectus supplement differs from the description of the notes in the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter has authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus and any document incorporated by reference may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the trading symbol “ACV” and information about us is also available there.

The SEC allows us to disclose certain information to you in this prospectus supplement by referring you to documents previously filed with the SEC that include such information. This process is generally referred to as “incorporating by reference.” We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended September 30, 2009, filed on November 24, 2009;

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2009, filed on February 4, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed on May 7, 2010;

•	Current Report on Form 8-K, filed on November 9, 2009;

•	Current Report on Form 8-K, filed on December 16, 2009;

•	Current Report on Form 8-K, filed on December 23, 2009; and

•	Current Report on Form 8-K/A, filed on March 3, 2010.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than portions of those documents that are furnished under Item 2.02 and Item 7.01 of a Current Report on Form 8-K, including any exhibits included with those Items, unless otherwise indicated therein), after the date of this prospectus supplement and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain a copy of these filings at no cost (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) by writing to or telephoning us at the following address and telephone number:

Alberto Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

Attention: Investor Relations

Phone: (708) 450-3000

PROSPECTUS SUMMARY

The following summary highlights selected information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before investing in the notes. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including the financial statements and notes thereto, before making an investment decision.

On December 18, 2009, we completed the acquisition of all of the issued and outstanding shares of Simple Health & Beauty Group Limited (“Simple”), a leading skin care company based in the United Kingdom. The financial and operating results of Simple have been included in our consolidated financial statements from the date of acquisition. See “Selected Consolidated Financial Data” and “Unaudited Pro Forma Financial Information.” In addition, the following discussion of Alberto-Culver Company reflects the business and product offerings of Simple following the acquisition.

Alberto-Culver Company

We develop, manufacture, distribute and market beauty care products as well as food and household products in the United States and more than 100 other countries. We are organized into two reportable business segments—United States and International.

Our beauty care products marketed in the United States include the TRESemmé, Alberto VO5, Nexxus and Consort lines of hair care products, the St. Ives and Noxzema lines of skin care products, FDS feminine deodorant sprays and the Motions, Soft & Beautiful, Just For Me, TCB and Comb-Thru lines of multicultural hair care products. Food and household products sold in the United States include Mrs. Dash salt-free seasoning blends, Static Guard anti-static spray, Molly McButter butter flavored sprinkles, SugarTwin sugar substitute and Kleen Guard furniture polish.

In the United Kingdom and Europe, we sell products which include the TRESemmé, Alberto VO5, Alberto Balsam and Andrew Collinge lines of hair care products and the Simple and St. Ives lines of skin care products.

In Canada, we sell most of the products marketed in the United States along with the Alberto European line of hair care products.

In Latin America, the significant products sold by us include the TRESemmé, Alberto VO5, Folicure and Antiall lines of hair care products, the St. Ives line of skin care products, Veritas soap and deodorant body powder products and Farmaco soap products. Our principal markets in Latin America are Mexico, Puerto Rico and the Caribbean, Argentina and Chile.

Our beauty care products, including TRESemmé, Alberto VO5, St. Ives and the various multicultural hair care brands, are also sold in Australia and New Zealand and portions of Asia and Africa.

We also perform custom label manufacturing of other companies’ beauty care products in the United States.

The Offering

Issuer	Alberto-Culver Company.

Notes Offered	$ aggregate principal amount of % Notes due .

Maturity Date	, .

Interest Rate	% per year.

Interest Payment Dates	and of each year, beginning , 2010.

Ranking	The notes will be our unsecured, unsubordinated obligations and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated debt and will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries. See “Description of Notes.”

Optional Redemption	We may redeem some or all of the notes at any time at the “make-whole” redemption price discussed under the heading “Description of Notes—Optional Redemption.”

Change of Control	If a Change of Control Triggering Event occurs, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, as described under the heading “Description of Notes—Offer to Purchase Upon Change of Control Triggering Event.”

Form and Denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Further Issues	We may from time to time, without the consent of the holders of the notes, issue additional senior debt securities having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby except for the issue price and issue date and, in some cases, the first interest payment date, provided that if such additional senior debt securities are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional senior debt securities will have a separate CUSIP number. See “Description of Notes—Further Issuances.”

Use of proceeds	We estimate that the net proceeds of this offering, after deducting underwriting discounts and other estimated offering expenses payable by us, will be approximately $ million. We intend to use the proceeds for general corporate purposes, including acquisitions and repurchases of common stock. See “Use of Proceeds.”

Trustee	U.S. Bank National Association.

Governing Law	New York.

RISK FACTORS

Our business faces significant risks. The risks described below and in Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2009 may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. You should carefully consider and evaluate all of the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below, before deciding whether to invest in our notes.

Risks Related to the Notes

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase these notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of the notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. A debt rating is not a recommendation to purchase, sell or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. Additionally, ratings may be lowered, suspended or withdrawn in their entirety at any time.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other action that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture governing the notes or the notes from incurring additional indebtedness. The terms of the indenture limit our ability to secure debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of Debt Securities—Certain Covenants of Alberto Culver” in the accompanying prospectus. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or common shares or preferred shares, if any, or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control. Furthermore, we compete against a wide variety of global and local competitors. As a result, there are ongoing competitive product and pricing pressures in the markets in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms, as well as technological advances and patents granted to our competitors.

The notes will be unsecured (except as contemplated under “Description of Debt Securities—Certain Covenants of Alberto Culver—Limitation on Liens” in the accompanying prospectus) and effectively subordinated to our secured debt, if any, because, in certain circumstances, the holders of secured debt will be entitled to proceed against the collateral securing such debt and only the proceeds of such collateral in excess of the secured debt will be available for payment of the unsecured debt, including the notes.

The notes will be unsecured (except as contemplated under “Description of Debt Securities—Certain Covenants of Alberto Culver—Limitation on Liens” in the accompanying prospectus). As of March 31, 2010, we had approximately $492,000 of secured indebtedness, all of which was issued by our subsidiaries. The holders of any secured debt that we may have may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any secured debt that we may have would also have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation or a similar proceeding, any holders of our secured debt would be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result (except as contemplated under “Description of Debt Securities—Certain Covenants of Alberto Culver—Limitation on Liens” in the accompanying prospectus), the notes will be effectively subordinated to any existing and future secured debt that we may have. See “Description of Notes—Priority.”

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.

The notes are exclusively our obligations and not obligations of our subsidiaries. We are a holding company and, accordingly, we conduct substantially all of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends upon the earnings and operating capital requirements of our subsidiaries. We depend on the distribution of earnings, loans or other payments by our subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available to us for such payment, whether by dividends, distributions, loans or other payments. The ability of our subsidiaries to make any payments to us will depend on our subsidiaries’ earnings, business and tax considerations, contractual and any legal restrictions.

As a result of our structure, the notes will be structurally subordinated to all existing and future indebtedness, trade payables and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceeding of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us.

An active trading market may not develop for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

The notes are a new issue of securities and there is no established trading market for the notes. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system.

As a result of this and the other factors listed below, an active trading market for the notes may not develop, in which case the market price and liquidity of the notes may be adversely affected.

In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the risk factors described in Item 1A of our Annual Report on Form 10-K for the year ended September 30, 2009.

We have been advised by the underwriters that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice.

We may not be able to repurchase the notes upon a change of control.

Unless we exercise our right to redeem the notes, we will be required to make an offer to each holder of the notes to purchase all or any part of each holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase upon a Change of Control Triggering Event. A “Change of Control Triggering Event” will occur when there is (i) a Change of Control involving us and (ii) within a specified period in relation to the Change of Control, the notes cease to be rated Investment Grade by at least two of Fitch Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to purchase the notes. Our failure to purchase the notes in connection with a Change of Control would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes and may cause cross-defaults under certain of our other agreements, including our credit agreement. See “Description of Notes—Offer to Purchase Upon Change of Control Triggering Event.”

FORWARD-LOOKING STATEMENTS

The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made or incorporated by reference in this prospectus supplement. Any statements about our beliefs, plans, intentions, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, and particularly the risk factors described under “Risk Factors” in this prospectus supplement and in the documents we incorporate by reference.

Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

•	the pattern of brand sales;

•	competition within the relevant product markets;

•	loss of one or more key customers;

•	inability of efficiency initiatives to improve our margins;

•	manufacturing and supply chain disruptions;

•	loss of one or more key suppliers or copackers;

•	inability to protect our intellectual property;

•	the disruption of normal business activities due to our implementation of a new worldwide ERP system;

•	adverse changes in currency exchange rates;

•	special demands by key customers;

•	risks inherent in acquisitions, divestitures and strategic alliances, including, without limitation, undisclosed liabilities and obligations for which we may have limited or no recourse;

•	loss of one or more key employees;

•	risks inherent in expanding in existing geographic locations and entering new geographic locations;

•	the risk that the expected cost savings related to our reorganizations and restructurings may not be realized;

•	the effects of a prolonged United States or global economic downturn or recession;

•	health epidemics;

•	unavailability of raw materials or finished products;

•	increases in costs of raw materials and inflation rates;

•

events that negatively affect the intended tax free nature of the distribution of our shares in connection with the separation of our consumer products business from the beauty supply distribution business on November 16, 2006;

•	changes in costs;

•	the unanticipated costs and effects of legal or administrative proceedings;

•	adverse weather conditions; and

•	variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which we have no control.

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting underwriting discounts and other estimated offering expenses payable by us, will be approximately $             million. We intend to use the proceeds for general corporate purposes, including acquisitions and repurchases of common stock.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods indicated. For the purposes of computing this ratio, “earnings” consists of income from continuing operations before income taxes and non-controlling interest in earnings or losses of consolidated subsidiaries plus (a) amortization of previously capitalized interest and (b) fixed charges, minus interest capitalized during the period. “Fixed charges” consist of (i) interest incurred and amortization of debt expense, (ii) interest capitalized during the period and (iii) the portion of rent expense representative of the interest factor. We recognize accrued interest related to unrecognized tax benefits as a component of the income tax provision in our consolidated statements of earnings. As a result, these amounts are not in “fixed charges” for purposes of computing our ratios of earnings to fixed charges.

	Six Months Ended March 31,		Year Ended September 30,
	2010		2009	2008	2007	2006	2005
Ratio of earnings to fixed charges	44.5x	(1)	42.2x(2)	17.4x(3)	9.1x(4)	8.7x	7.6x	(5)

(1)	The earnings used to calculate the ratio of earnings to fixed charges includes transaction expenses related to the acquisition of Simple of $6.0 million and restructuring and other expenses of $4.6 million.
(2)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $6.8 million.
(3)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $11.2 million.
(4)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $33.1 million.
(5)	The earnings used to calculate the ratio of earnings to fixed charges includes a $10.0 million non-cash charge related to the conversion to one class of common stock.

CAPITALIZATION

The following table shows our consolidated capitalization as of March 31, 2010 on:

•	a historical basis; and

•	an as adjusted basis giving effect to the issuance of the notes.

You should read this table in conjunction with our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2009 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which are incorporated by reference in this prospectus supplement.

	As of March 31, 2010
	Actual	As Adjusted
	(In thousands, except share amounts)
Long-term debt:
Long-term debt	$492		$492
% Notes due	—
Less current portion of long-term debt	(172)		(172)

Total long-term debt	320

Stockholders’ equity:
Preferred stock, par value $.01 per share, 50,000,000 shares authorized, no shares issued	$—		$—
Common stock, par value $.01 per share, 300,000,000 shares authorized, 98,503,134 shares issued	985		985
Additional paid-in capital	478,068		478,068
Retained earnings	831,093		831,093
Accumulated other comprehensive loss	(83,341)		(83,341)

Total stockholders’ equity	1,226,805		1,226,805

Total capitalization	$1,227,125	$

SELECTED CONSOLIDATED FINANCIAL DATA

Our selected consolidated financial data presented below as of and for the years ended September 30, 2009, 2008, 2007, 2006 and 2005 have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the six months ended March 31, 2010 and 2009 have been derived from our unaudited consolidated financial statements. Our results of operations for the six months ended March 31, 2010 will not necessarily be indicative of our results for the year.

On November 16, 2006, we entered into a number of transactions that resulted, among other things, in the split of Sally Holdings, Inc.’s (“Sally Holdings”) beauty supply distribution business from our consumer products division. Subsequently, on July 31, 2008 we sold our Cederroth International (“Cederroth”) business to CapMan, a Nordic based private equity firm. In accordance with the provisions of the Financial Accounting Standards Board’s Accounting Standards Codification Subtopic 205-20, “Discontinued Operations,” the results of operations and cash flows related to the Cederroth business and Sally Holdings’ beauty supply distribution business are reported as discontinued operations for all periods presented. In addition, the assets and liabilities of Cederroth and Sally Holdings have been segregated from the assets and liabilities related to our continuing operations and presented separately on our comparative balance sheets as of September 30, 2007 and prior. Unless otherwise noted, all information in the table below reflects only continuing operations.

On December 18, 2009, we completed the acquisition of all of the issued and outstanding shares of Simple. Our unaudited consolidated financial statements for the six months ended March 31, 2010 include the financial and operating results of Simple from the date of acquisition.

You should read this selected consolidated financial data in conjunction with our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended September 30, 2009 and the unaudited consolidated financial statements in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for those periods, which are contained in those documents.

	Six months ended March 31,		Year ended September 30,
	2010(1)	2009(2)	2009(3)	2008(4)	2007(5)	2006	2005(6)
	(In thousands, except per share data)
Operating Results:
Net sales	$747,769	$697,166	$1,433,980	$1,443,456	$1,315,449	$1,186,000	$1,063,794
Gross profit	394,630	355,376	735,202	757,281	673,277	613,515	538,588
Earnings from continuing operations before provision for income taxes	99,120	103,215	185,838	170,807	100,782	91,006	79,016
Provision for income taxes	32,592	44,088	68,005	64,768	28,218	25,161	21,985
Earnings from continuing operations	66,528	59,127	117,833	106,039	72,564	65,845	57,031
Earnings per share from continuing operations:
Basic	$.68	$.61	$1.21	$1.08	$.76	$.71	$.62
Diluted	$.67	$.60	$1.19	$1.05	$.74	$.70	$.61
Weighted Average Shares Outstanding:
Basic	97,863	97,583	97,670	98,424	95,896	92,426	91,451
Diluted	99,643	98,979	99,108	100,644	98,358	93,485	92,838
Shares Outstanding at Period End:
Common Stock	98,503	98,131	98,262	97,863	98,057	93,239	91,991

	Six months ended March 31,		Year ended September 30,
	2010(1)	2009(2)	2009(3)	2008(4)	2007(5)	2006	2005(6)
	(In thousands, except per share data)
Financial Condition:
Total assets, including discontinued operations(7)	$1,623,236	$1,421,204	$1,558,014	$1,467,300	$1,491,869	$2,585,462	$2,304,932
Current ratio	1.94 to 1	3.33 to 1	3.14 to 1	3.10 to 1	1.96 to 1	2.37 to 1	2.03 to 1
Working capital	$271,499	$522,334	$589,804	$598,380	$366,651	$331,741	$241,356
Cash, cash equivalents and investments	148,752	405,412	528,187	511,173	328,666	182,783	116,637
Property, plant and equipment, net	248,703	234,140	249,911	221,667	198,341	188,401	165,812
Long-term debt, including current portion	492	616	604	867	120,486	120,709	120,285
Stockholders’ equity	1,226,805	1,125,992	1,196,646	1,110,606	973,364	1,729,781	1,531,622
Cash dividends	15,728	13,727	28,452	24,797	16,049	45,379	40,780
Cash dividends per share(8)	$.16	$.14	$.29	$.25	$25.165	$.49	$.445

(1)	The first six months of fiscal year 2010 include the following items which reduced earnings from continuing operations before provision for income taxes by $10.6 million, earnings from continuing operations by $8.9 million and diluted earnings per share from continuing operations by 9 cents:

•

Restructuring and other expenses which reduced earnings from continuing operations before provision for income taxes by $4.6 million, earnings from continuing operations by $2.9 million and diluted earnings per share from continuing operations by 3 cents.

•

Transaction expenses related to the acquisition of Simple which reduced earnings from continuing operations before provision for income taxes and earnings from continuing operations by $6.0 million and diluted earnings per share from continuing operations by 6 cents.

(2)	The first six months of fiscal year 2009 include restructuring and other expenses which reduced earnings from continuing operations before provision for income taxes by $0.3 million, earnings from continuing operations by $0.1 million and did not have an effect on diluted earnings per share from continuing operations.
(3)	Fiscal year 2009 includes restructuring and other expenses which reduced earnings from continuing operations before provision for income taxes by $6.8 million, earnings from continuing operations by $4.2 million and diluted earnings per share from continuing operations by 4 cents.
(4)	Fiscal year 2008 includes restructuring and other expenses which reduced earnings from continuing operations before provision for income taxes by $11.2 million, earnings from continuing operations by $7.2 million and diluted earnings per share from continuing operations by 8 cents.
(5)	Fiscal year 2007 includes restructuring and other expenses which reduced earnings from continuing operations before provision for income taxes by $33.1 million, earnings from continuing operations by $21.8 million and diluted earnings per share from continuing operations by 22 cents.
(6)	Fiscal year 2005 includes the non-cash charge related to the conversion to one class of common stock which reduced earnings from continuing operations before provision for income taxes by $10.0 million, earnings from continuing operations by $6.5 million and diluted earnings per share from continuing operations by 7 cents.
(7)	Total assets includes assets of discontinued operations of $235.9 million, $1.54 billion and $1.38 billion at September 30, 2007, 2006 and 2005, respectively.
(8)	Fiscal year 2007 includes a $25.00 per share special cash dividend for each share of common stock owned as of November 16, 2006 in connection with the separation of our consumer products business from the beauty supply distribution business.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information relates to the acquisition by Alberto Culver, through our wholly owned subsidiary Alberto-Culver UK Products Limited (“AC UK Products”), of all of the issued and outstanding shares of Simple. Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. AC UK Products was organized by us for the purpose of acquiring Simple. The total purchase price was approximately £240 million, and the transaction was funded from our existing cash.

At the time of the acquisition, Simple, given its differentiated market position and distribution in mass outlets, was the second largest facial skin care brand in the United Kingdom on a value share basis. We believe that, with strong gross margin and operating margins, the Simple acquisition will be accretive to our current margin profile and earnings. The scale of the Simple business, the awareness levels of the Simple brand and its differentiated positioning matched our strategic criteria in evaluating acquisition opportunities.

The unaudited condensed combined pro forma statement of earnings of Alberto Culver and Simple for the six months ended March 31, 2010 reflects the historical operations of Alberto Culver and Simple as if the transaction had occurred on October 1, 2009.

The unaudited condensed combined pro forma statement of earnings includes the effect of the preliminary purchase price allocation. The purchase price allocation will be completed upon the finalization of the detailed analyses and third-party valuations that we utilize to make the fair value estimates. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited condensed consolidated pro forma statement of earnings.

The pro forma adjustments made to the historical financial statements of Alberto Culver and Simple to arrive at the unaudited condensed combined pro forma statement of earnings are based upon available information and assumptions that we believe are reasonable; however, such adjustments are subject to change. In addition, such adjustments are estimates and may not prove to be accurate.

The unaudited condensed combined pro forma statement of earnings does not reflect any one-time charges or changes in certain costs expected to result from the acquisition. These items have been excluded from the unaudited condensed combined pro forma statement of earnings in accordance with Regulation S-X. The estimated one-time charges that have been excluded from the unaudited condensed combined pro forma statement of earnings for the six months ended March 31, 2010 include transaction expenses incurred by us of $6.0 million, as well as transaction expenses incurred by Simple prior to the closing date of the acquisition of $1.8 million. In addition, the unaudited condensed combined pro forma statement of earnings does not reflect any operating efficiencies or cost savings that may be achieved with respect to the combined companies.

The unaudited condensed combined pro forma statement of earnings is for illustrative purposes only and does not reflect what our consolidated results of operations would have been had the acquisition occurred on the date indicated and are not indicative of our future results of operations.

The unaudited condensed combined pro forma statement of earnings should be read in conjunction with the accompanying notes, as well as our unaudited interim consolidated financial statements and notes thereto included in the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, which is incorporated by reference in this prospectus supplement.

ALBERTO-CULVER COMPANY AND SIMPLE HEALTH & BEAUTY GROUP LIMITED

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF EARNINGS

for the six months ended March 31, 2010

(In thousands, except per share data)

	Historical Alberto- Culver(1)	Historical Simple(2)	Sub-Total	Pro Forma Adjustments		Pro Forma Alberto- Culver and Simple Combined
Net sales	$747,769	24,536	772,305	—		772,305
Cost of products sold	353,139	9,002	362,141	—		362,141

Gross profit	394,630	15,534	410,164	—		410,164
Advertising, marketing, selling and administrative expenses	285,186	5,231	290,417	290	(3)	290,707
Transaction expenses	6,004	1,743	7,747	(7,747	)(4)	—
Restructuring and other	4,612	—	4,612	—		4,612

Operating earnings	98,828	8,560	107,388	7,457		114,845
Interest expense (income), net	(292)	10,078	9,786	(10,024	)(5)	(238)

Earnings (loss) from continuing operations before provision for income taxes	99,120	(1,518)	97,602	17,481		115,083
Provision for income taxes	32,592	669	33,261	2,123	(6)	35,384

Earnings (loss) from continuing operations	$66,528	(2,187)	64,341	15,358		79,699

Basic earnings per share from continuing operations	$.68					.81

Diluted earnings per share from continuing operations	$.67					.80

Weighted average shares outstanding:
Basic	97,863					97,863

Diluted	99,643					99,643

Notes to Unaudited Condensed Combined Pro Forma Statement of Earnings for the six months ended March 31, 2010

(1)	Represents Alberto Culver’s consolidated historical results, including the Simple’s results following its acquisition on December 18, 2009.
(2)	Represents the addition of Simple’s historical results for the period from October 1, 2009 to December 18, 2009 to the historical financial statements of Alberto Culver.
(3)	Represents additional amortization expense for the intangible assets resulting from the Simple acquisition for the period from October 1, 2009 to December 18, 2009.
(4)	Represents the elimination of transaction expenses incurred by Alberto Culver and Simple related to the transaction.
(5)	Represents a pro forma adjustment to eliminate Simple’s interest expense, as all of Simple’s outstanding debt was retired in connection with the acquisition. This adjustment is partially offset by a reduction of Alberto Culver’s and Simple’s interest income, based on the assumption that the acquisition price was paid by Alberto Culver on October 1, 2009 and Simple used a portion of its existing cash to retire debt on October 1, 2009, which would have reduced cash available for investment during the period.
(6)	Represents the income tax effects of the pro forma adjustments.

DESCRIPTION OF NOTES

The following description of the notes supplements the more general “Description of Debt Securities” that appears in the accompanying prospectus. If there are any inconsistencies between this section and the accompanying prospectus, you should rely upon the information in this section. In this summary, the terms “we,” “us” and “our” refer solely to Alberto-Culver Company and not to any of our subsidiaries.

General

We are issuing the notes pursuant to an indenture, dated May     , 2010, between us and U.S. Bank National Association, as trustee. The indenture governing the notes is referred to in this prospectus supplement as the “indenture.” You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture.

The notes will comprise a separate series of debt securities under the indenture. The indenture does not limit the aggregate principal amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more series. We may, from time to time, without the consent of the holders of notes, reopen the series of notes and issue additional notes or issue additional series of securities under the indenture. See “Further Issuances” below.

The notes will be issued in registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Principal Amount; Maturity and Interest

We will issue $             in initial aggregate principal amount of our         % notes due             . The notes will bear interest at the rate of         % per annum from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for.

We will make interest payments on the notes semi-annually on              and              of each year, beginning                     , 2010, to the holders of record at the close of business on the preceding              and             , respectively, until the principal amount has been paid or made available for payment. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the interest payment shall be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after such interest payment date.

The notes are not subject to any sinking fund provision. We may buy notes in the open market or otherwise, but we make no assurance as to the existence or liquidity of any trading market for the notes. If the maturity date of the notes falls on a day that is not a business day, the payment of interest and principal may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the maturity date. For purposes of this section, “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.

Priority

The notes represent our direct, unsecured and unsubordinated debt and will rank equally in right of payment with our current and future direct, unsecured and unsubordinated indebtedness. Because we are a holding company, the notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. The notes will be effectively subordinated to all our current and future secured indebtedness to the extent of the value of the assets securing such indebtedness. As of March 31, 2010, we had approximately $492,000 of secured indebtedness, all of which was issued by our subsidiaries.

Further Issuances

We may from time to time, without the consent of the holders of the notes, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby except for the issue price and issue date and, in some cases, the first interest payment date or certain other terms, provided that if such additional senior debt securities are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional senior debt securities will have a separate CUSIP number. Any such additional debt securities will, together with the then outstanding notes, constitute a single series of debt securities under the indenture, and holders thereof will vote together on matters under the indenture.

Optional Redemption

The notes will be redeemable, in whole or in part, at our option at any time, at a “make-whole” redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus              basis points, plus accrued and unpaid interest thereon to the date of redemption.

“Comparable Treasury Issue” means, with respect to the notes, the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC and two other primary U.S. Government securities dealers selected by us; provided, however, that if any of the foregoing or their affiliates cease to be a primary U.S. Government securities dealer in The City of New York, we will substitute another nationally recognized investment banking firm that is a primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Offer to Purchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” the terms of the notes provide that each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to the sum of (a) 101% of the principal amount thereof plus (b) accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the purchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another Person or group may be uncertain.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to make the Change of Control Payment for all of the notes that may be tendered for purchase.

“Change of Control” means the occurrence of any one of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our subsidiaries’ assets taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to us or one of our subsidiaries;

•

except as provided in the following item, the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock;

•

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

•	the first day on which the majority of the members of our board of directors cease to be Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless at least two of the three Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade by at least two of the three Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the issuance of the notes; or

•

was nominated for election, appointed or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, appointment or election.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided, that if any of Moody’s, S&P and Fitch ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the indenture.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Our obligation to purchase the notes following a Change of Control Triggering Event is subject to the provisions described in the accompanying prospectus described under the heading “Description of Debt Securities—Defeasance and Covenant Defeasance.”

Under a recent Delaware Chancery Court interpretation of a similar provision, our board of directors could approve a slate of stockholder-nominated directors without endorsing them, while simultaneously recommending and endorsing its own slate. Accordingly, under such interpretation, our board of directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control.”

Covenants

The covenants described in the accompanying prospectus are applicable to the notes. For a description of the covenants, see the discussion under “Description of Debt Securities—Certain Covenants of Alberto Culver” in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

The limitations on consolidation, merger and sale or conveyance of all or substantially all of our assets contained in the indenture and described under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus will apply to the notes.

Events of Default

The events of default contained in the indenture and described under “Description of Debt Securities—Events of Default” in the accompanying prospectus will apply to the notes.

Modification

The modification and amendment provisions contained the indenture and described under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus will apply to the notes.

Defeasance

The defeasance and covenant defeasance provisions contained in the indenture and described under “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes.

The Trustee

The trustee in its individual or any other capacity may become the owner or pledgee of notes and may otherwise deal with us or our affiliates with the same rights it would have if it were not the trustee, provided it complies with the terms of the indenture. The trustee or its affiliates may also provide certain banking and financial services to us in the ordinary course of business.

Book-Entry Delivery and Settlement

The Global Notes

The notes will be represented by one or more fully registered global notes, without interest coupons, and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Certain Book-Entry Procedures for the Global Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

The notes may be presented for registration of transfer and exchange at the offices of the trustee.

Certain Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream Luxembourg. The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Luxembourg set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC

DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as Clearstream Luxembourg, Euroclear, banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Clearstream Luxembourg

Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Distributions of principal and interest with respect to notes held through Euroclear or Clearstream Luxembourg will be credited to the cash accounts of Euroclear or Clearstream Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.

Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-Entry Procedures

We expect that, pursuant to procedures established by DTC:

•

upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in that global note; and

•

ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global note (i) will not be entitled to have the notes represented by that global note registered in their names, (ii) will not receive or be entitled to receive physical delivery of certificated notes and (iii) will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal and interest) by wire transfer of immediately available funds to the accounts specified by the global note holder. We will make all payments of principal and interest with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream Luxembourg from a sale of interests in a global note by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.

None of Alberto Culver, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global note, or for maintaining, supervising or reviewing any records.

MATERIAL U.S. INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders (each as defined below) relating to the purchase, ownership and disposition of the notes. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, rulings, pronouncements, judicial decisions and administrative interpretations of the Internal Revenue Service (the “IRS”), all of which are subject to change, possibly on a retroactive basis, at any time by legislative, judicial or administrative action. We cannot assure you that the IRS will not challenge the conclusions stated below, and no ruling from the IRS has been (or will be) sought on any of the matters discussed below.

The following discussion does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the purchase, ownership and disposition of the notes. Without limiting the generality of the foregoing, the discussion does not address the effect of any special rules applicable to certain types of holders, including, without limitation, dealers in securities or currencies, insurance companies, financial institutions, thrifts, regulated investment companies, real estate investment trusts, tax-exempt entities, U.S. persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who hold notes as part of a straddle, hedge, conversion transaction, or other risk reduction or integrated investment transaction, investors in securities that elect to use a mark-to-market method of accounting for their securities holdings, individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations that invest in our notes. In addition, this discussion is limited to holders who are the initial purchasers of the notes at their original issue price and hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws or any tax treaties.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only. Accordingly, all prospective holders of our notes should consult their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our notes.

U.S. Holders

The term “U.S. holder” means a holder or beneficial owner of a note that is:

•	an individual who is a citizen of the United States or who is a resident alien of the United States for U.S. federal income tax purposes;

•

a corporation or other entity taxable for U.S. federal income tax purposes as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership or other entity classified as a partnership for U.S. tax purposes holds the notes, the tax treatment of the partnership and each partner in such partnership will depend on the activities of the partnership and the activities of the partner. Partnerships acquiring notes, and partners in such partnerships, should consult their own tax advisors.

Taxation of Interest

All of the notes bear interest at a fixed-rate. We do not intend to issue the notes at a discount that will exceed a de minimis amount of original issue discount. Accordingly, interest on a note will generally be includable in income of a U.S. holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

We intend to take the position that the likelihood of a redemption of the notes is remote and likewise do not intend to treat the possibility of any premium payable on a redemption as affecting the yield to maturity of the notes. You will be bound by our determination that these contingencies are remote unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of a Note

A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received, except to the extent that the cash or other property received in respect of a note is attributable to accrued interest on the note not previously included in income, which amount will be taxable as ordinary income (as described above), and (ii) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the cost of the note to such U.S. holder.

Such capital gain or loss will be treated as a long-term capital gain or loss if, at the time of the sale, exchange, redemption, retirement or other taxable disposition, the note has been held by the U.S. holder for more than one year; otherwise, the capital gain or loss will be short-term capital gain or loss. Non-corporate taxpayers may be subject to a lower U.S. federal income tax rate on their net long-term capital gains than that applicable to ordinary income. The tax rate for long-term capital gains of non-corporate taxpayers is scheduled to increase for taxable years beginning on or after January 1, 2011. All taxpayers are subject to certain limitations on the deductibility of their capital losses.

Net Investment Income

Recently enacted legislation generally imposes a tax of 3.8% on the “net investment income” of certain individuals, trusts and estates for taxable years beginning after December 31, 2012. Among other items, net investment income generally includes gross income from interest and net gain attributable to the disposition of certain property, less certain deductions. U.S. holders should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

Information Reporting and Backup Withholding

U.S. holders of notes, which are not corporations or financial institutions, may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%) on payments of interest, principal, gross proceeds from disposition of notes and, redemption premium, if any. Backup withholding generally applies only if the U.S. holder:

•	fails to furnish or furnishes an incorrect social security or other taxpayer identification number within a reasonable time after a request for such information;

•	fails to report interest properly; or

•

fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that the U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided such U.S. holder furnishes the required information to the IRS in a timely manner. U.S. holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of backup withholding, if any, with respect to payments on the notes.

Non-U.S. Holders

The following summary is limited to the U.S. federal income tax consequences relevant to a holder or beneficial owner of a note who is not a U.S. holder (a “non-U.S. holder”).

Taxation of Interest

Subject to the summary of backup withholding rules below, payments of interest on a note to any non-U.S. holder generally will not be subject to U.S. federal income or withholding tax provided we or the person otherwise responsible for withholding U.S. federal income tax from payments on the notes receives the required certification from the non-U.S. holder and the non-U.S. holder is not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all our voting stock;

•	a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	a bank receiving interest described in Section 881(c)(3)(A) of the Code; or

•	receiving such interest payments as income effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

In order to satisfy the certification requirement, the non-U.S. holder must provide a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury that provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder is not a U.S. person. Alternatively, in a case where a security clearing organization, bank, or other financial institution holds the notes in the ordinary course of its trade or business on behalf of the non-U.S. holder, certification requires that we or the person who otherwise would be required to withhold U.S. federal income tax receive from the financial institution a certification under penalties of perjury that a properly completed IRS Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of such a form is furnished to the payor.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax, currently at the rate of 30%, or lower applicable treaty rate, on payments of interest on the notes that are not effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment), such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If the non-U.S. holder is a corporation for U.S. federal income purposes, such payments also may be subject to a 30% branch profits tax. If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding two sentences, such payments will not be subject to U.S. withholding tax so long as the holder provides us, or the person who otherwise would be required to withhold U.S. federal income tax, with the appropriate certification.

In order to claim a tax treaty benefit or exemption from withholding with respect to income that is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder, the non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8ECI. Under Treasury regulations, a non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition

Subject to the summary of backup withholding rules below, any gain realized by a non-U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of a note generally will not be subject to U.S. federal income tax, unless:

•

such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note.

Information Reporting and Backup Withholding

Any payments of interest to a non-U.S. holder will generally be reported to the IRS and to the non-U.S. holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

Backup withholding and certain additional information reporting generally will not apply to payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor the person who otherwise would be required to withhold U.S. federal income tax has actual knowledge or reason to know that the holder is, in fact, a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes by or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of the notes by or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting, but not backup withholding, on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge or reason to know to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability provided such holder furnishes the required information to the IRS in a timely manner.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated             , 2010, Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Banc of America Securities LLC, as representatives of the underwriters listed thereto, severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth below opposite the name of that underwriter:

Underwriter	Principal Amount of Notes
Goldman, Sachs & Co.	$
J.P. Morgan Securities Inc.
Banc of America Securities LLC
Total	$

Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then they are obligated to purchase all of the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer the notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at a price that represents a concession not in excess of         % of the principal amount of notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of         % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the applicable offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of the notes.

Our expenses associated with this offering, to be paid by us, excluding underwriting discounts, are estimated to be approximately $            million.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates for which they received or will receive customary fees and expenses. Banc of America Securities LLC or one of its affiliates is the sole lead arranger, sole book manager and administrative agent under our revolving credit facility, and an affiliate of J.P. Morgan Securities Inc. is a co-syndication agent. The underwriters may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of Alberto Culver.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer of notes described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities may be offered to the public in that Relevant Member State at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The sellers of the notes have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus supplement. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA would not, if the Issuer was not an authorized person, apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Gary P. Schmidt, our Senior Vice President, General Counsel and Secretary, and Mayer Brown LLP, Chicago, Illinois. As of the date of this prospectus supplement, Mr. Schmidt owned 47,751 shares of our common stock, 7,800 of which were restricted shares that had not yet vested, and options to purchase 126,650 shares of our common stock, of which options to purchase, 30,300 shares are currently exercisable. The underwriters have been represented in connection with this offering by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated balance sheets of Alberto-Culver Company and subsidiaries (the “Company”) as of September 30, 2009 and 2008, and the related consolidated statements of earnings, cash flows and stockholders’ equity, and the related financial statement schedule for each of the years in the three-year period ended September 30, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2009, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated November 24, 2009, refers to a change in the Company’s method of accounting for uncertainty in income taxes effective October 1, 2007.

The audited historical financial statements of Simple Health & Beauty Group Limited included in Exhibit 99.1 of Alberto-Culver Company’s Current Report on Form 8-K/A filed March 3, 2010 have been so incorporated in reliance on the report (which contains an explanatory paragraph that Simple Health & Beauty Group Limited has not presented comparative figures for the prior year because such comparatives are not required by Rule 3-05 of Regulation S-X under the Securities Act and that in our opinion, disclosure of comparative figures is required by United Kingdom Generally Accepted Accounting Practice) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Alberto-Culver Company

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants to Purchase Common Stock or Preferred Stock

Warrants to Purchase Debt Securities

By this prospectus, we may offer from time to time debt securities, common stock, preferred stock, depositary shares, warrants to purchase common stock or preferred stock and warrants to purchase debt securities.

We will provide you with the specific terms and the public offering prices of these securities in one or more supplements to this prospectus. We may offer these securities separately or together in any combination as separate series. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

We may offer and sell the securities directly to you, through agents, underwriters or dealers. The applicable prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any agents, dealers or underwriters involved in the offering and any applicable fees, commissions or discount arrangements. The net proceeds we expect to receive from sales will be set forth in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “ACV.”

Investing in our securities involves a number of risks. See “Risk Factors” beginning on page 1 of this prospectus and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 10, 2009.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf registration” process. Under this shelf registration process, using this prospectus, together with a prospectus supplement, we may, from time to time, sell any combination of the securities described in this prospectus. This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information incorporated by reference in this prospectus described below under the heading “Where You Can Find More Information” before making an investment in our securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus, “Alberto Culver,” “we,” “us” and “our” refer to Alberto-Culver Company and its consolidated subsidiaries, as the context requires.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made or incorporated by reference in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection” and “outlook.” These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus and the documents incorporated by reference, and particularly the risk factors described under “Risk Factors” in this prospectus and in the documents we incorporate by reference.

Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

•	the pattern of brand sales;

•	competition within the relevant product markets;

•	the loss of one or more key customers;

•	unavailability of raw materials or finished products;

•	the loss of one or more key employees;

•	the inability of efficiency initiatives to improve our margins;

•	inability of the company to protect its intellectual property;

ii

•	the risks inherent in expanding in existing geographic locations and entering new geographic locations;

•	the loss of one or more key suppliers or copackers;

•	the risks inherent in acquisitions, divestitures and strategic alliances;

•	adverse changes in currency exchange rates;

•	the effects of a prolonged U.S. or global economic downturn or recession;

•	increases in costs of raw materials and inflation rates;

•

events that negatively affect the intended tax free nature of the distribution of our shares in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006;

•	changes in costs;

•	the unanticipated costs and effects of legal or administrative proceedings;

•	the disruption of normal activities due to our implementation of a new worldwide ERP system;

•	the risk that the expected cost savings related to our reorganizations and restructurings may not be realized;

•	health epidemics;

•	adverse weather conditions;

•	the loss of distributorship rights;

•	sales by unauthorized distributors in our exclusive markets; and

•	variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which we have no control.

Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made, to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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ALBERTO-CULVER COMPANY

We develop, manufacture, distribute and market beauty care products as well as food and household products in the United States and more than 100 other countries. We are organized into two reportable business segments – United States and International.

Our beauty care products marketed in the United States include the TRESemmé, Nexxus, Alberto VO5, and Consort lines of hair care products, the St. Ives and Noxzema lines of skin care products, FDS feminine deodorant sprays and the Motions, Soft & Beautiful, Just For Me, Comb-Thru and TCB lines of multicultural hair care products. Food and household products sold in the United States include Mrs. Dash salt-free seasoning blends, Static Guard anti-static spray, Molly McButter butter flavored sprinkles, SugarTwin sugar substitute and Kleen Guard furniture polish.

In Canada, we sell most of the products marketed in the United States along with the Alberto European and Alberto Balsam lines of hair care products.

In the United Kingdom and Europe, we sell products such as the TRESemmé, Alberto Balsam, Alberto VO5, and Andrew Collinge lines of hair care products and the St. Ives line of skin care products.

In Latin America, the significant products sold by us include the TRESemmé, Alberto VO5, Alberto Get Set, Antiall and Folicure lines of hair care products, the St. Ives and Noxzema lines of skin care products, Veritas soap and deodorant body powder products and Farmaco soap products. Our principal markets in Latin America are Mexico, Puerto Rico and the Caribbean, Argentina and Chile.

Our products are also sold in Australia and New Zealand and portions of Asia and Africa.

We also perform custom label manufacturing of other companies’ beauty care products in the United States.

Alberto Culver is a Delaware corporation that was incorporated in 2006. Prior to November 16, 2006, our predecessor for SEC reporting purposes consisted of two businesses: Global Consumer Products and Beauty Supply Distribution. Pursuant to an Investment Agreement, on November 16, 2006, we split the Global Consumer Products business and the Beauty Supply Distribution business into two separate publicly traded companies. Alberto Culver is comprised of the historic Global Consumer Products Business.

Our corporate offices are located at 2525 Armitage Avenue, Melrose Park, Illinois 60160, and the telephone number at that location is (708) 450-3000.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and other information included or incorporated by reference in this prospectus before making an investment decision. Additional risks, as well as updates or changes to the risks incorporated by reference herein, will be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2008, filed with the SEC on November 25, 2008, all of which are incorporated by reference into this prospectus, and which you should carefully review and consider.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for us for each year in the five year period ended September 30, 2008, and for the nine months ended June 30, 2009 and 2008.

Nine Months Ended June 30,		Years Ended September 30,
2009	2008	2008	2007	2006	2005	2004
34.7x(1)	15.9x(2)	17.6x(3)	8.9x(4)	8.3x	7.4x(5)	0.7x(6)

(1)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $5.3 million.
(2)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $9.6 million.
(3)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $11.2 million.
(4)	The earnings used to calculate the ratio of earnings to fixed charges includes restructuring and other expenses of $33.1 million.
(5)	The earnings used to calculate the ratio of earnings to fixed charges includes a $10.0 million non-cash charge related to the conversion to one class of common stock.
(6)	The earnings used to calculate the ratio of earnings to fixed charges includes a $56.0 million non-cash charge related to the conversion to one class of common stock, a $10.1 million gain from the sale of our Indola European professional business and a $12.6 million charge related to the early redemption of $200 million of our 8.25% senior notes.

For the purposes of computing this ratio, “earnings” consist of income from continuing operations before income taxes, minority interest in earnings or losses of consolidated subsidiaries and income from equity affiliates plus (a) amortization of previously capitalized interest, (b) distributed income from equity affiliates and (c) fixed charges, minus interest capitalized during the period. “Fixed charges” consist of (i) interest incurred and amortization of debt expense plus (ii) the portion of rent expense representative of the interest factor.

We did not have any preferred stock outstanding and we did not pay or accrue any preferred stock dividends during the periods presented above.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering, we will use the net proceeds from the sale of the securities for general corporate purposes. Pending the use of such net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth the material terms and provisions of the debt securities. The debt securities will be issued under an indenture, referred to in this prospectus as the indenture, between us and U.S. Bank National Association, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The specific terms of debt securities as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this prospectus. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and the following description. For purposes of this “Description of Debt Securities,” the terms “Alberto Culver,” “we,” “us” and “our” refer to Alberto-Culver Company but not any of our subsidiaries.

The following summary of the material terms and provisions of the indenture and the debt securities is not complete, and we refer you to the form of indenture that has been filed as an exhibit to the registration statement of which this prospectus is a part. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference into this prospectus.

General

We may issue debt securities from time to time in one or more series without limitation to the aggregate principal amount. The debt securities will be issuable in accordance with an indenture supplemental to the indenture or a resolution of our board of directors or a committee of the board. The debt securities will be our unsecured and, to the extent not otherwise indicated in the applicable prospectus supplement, unsubordinated obligations and will rank equally and ratably with our other unsecured and, to the extent not otherwise so indicated, unsubordinated obligations.

The debt securities will be effectively subordinated to (i) any of our secured indebtedness to the extent of the assets securing that indebtedness and (ii) all indebtedness for money borrowed and other liabilities of our subsidiaries. The debt securities are our exclusive obligations. Since virtually all of our operations are conducted through our subsidiaries, the cash flow and the consequent ability to service debt, including the debt securities, are dependent upon the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to restrictions and are subject to various business considerations.

Unless otherwise indicated in the applicable prospectus supplement, principal of, premium, if any, and interest on the debt securities will be payable, and the transfer of debt securities will be registrable, at any office or agency maintained by us for that purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued only in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

The prospectus supplement will describe, when applicable, the following terms of the offered debt securities:

•	the title of the series;

•	any limit on the aggregate principal amount;

•	the date or dates on which the principal is payable;

•

the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which any such interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for the interest payable on any interest payment date;

•	whether the interest rate or interest rate formula may be reset at our option or otherwise, and the date or dates on which that interest rate or interest rate formula may be reset;

•	the place or places where the principal of and any premium and interest will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•

the obligation, if any, of Alberto Culver to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which and the terms and conditions upon which Alberto Culver will redeem, purchase or repay, in whole or in part, the debt securities pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities will be issuable;

•

the currency, currencies or currency units in which we will pay the principal of and any premium and interest on any debt securities, if other than the currency of the United States of America and the manner of determining the equivalent U.S. currency;

•	if the amount of payments of principal of or any premium or interest may be determined with reference to an index or formula, the manner in which those amounts will be determined;

•

if the principal of or any premium or interest is to be payable, at our election or at the election of the holder, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the debt securities as to which that election is made will be payable, and the periods within which and the terms and conditions upon which that election is to be made;

•	the applicability of the provisions described in the section of this prospectus captioned “—Defeasance and Covenant Defeasance;”

•

if the debt securities will be issued, in whole or in part, in the form of a book-entry debt security as described in the section of this prospectus captioned “—Book-Entry Debt Securities,” the depositary appointed by us or its nominee with respect to the debt securities and the circumstances under which the book-entry security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depositary or its nominee;

•	if other than the principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity;

•	subordination provisions, if any;

•	the terms and conditions, if any, upon which the debt securities are convertible into, or exchangeable for, shares of our common stock, cash, or any combination thereof;

•

whether we may from time to time, without notice to or the consent of the holders create and issue additional debt securities ranking equally with the offered debt securities in all respects (or in all respects except for the payment of interest occurring prior to the issue date of those further debt securities or except for the first payment of interest following the issue date of those further debt securities) and so that such further debt securities shall be consolidated and form a single series with the offered debt securities and shall have the same terms as to status, redemption, or otherwise as the offered debt securities; and

•	any other terms of the offered debt securities.

We may offer and sell the debt securities as original issue discount securities at a substantial discount below their stated principal amount. The prospectus supplement will describe federal income tax consequences and other special considerations applicable to original issue discount securities and any debt securities the federal tax laws treat as having been issued with original issue discount. “Original issue discount securities” means any debt security which provides for an amount less than its principal amount to be due and payable upon the declaration of acceleration of the maturity upon the occurrence and continuation of an “Event of Default” described in the section of the prospectus captioned “—Events of Default.”

The indenture does not contain covenants or other provisions designed to afford holders of the debt securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book Entry Debt Securities

The debt securities will be represented by one or more global securities. Unless otherwise indicated in the applicable prospectus supplement, any global security representing debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, or other successor depository we appoint and registered in the name of the depository or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the applicable prospectus supplement.

DTC will act as securities depository for the debt securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered global security certificate will be issued for each issue of debt securities, in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants, or direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, each of which is referred to as an indirect participant. The DTC rules applicable to its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of a debt security, each a beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds and distributions on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the trustee, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book entry credit of tendered debt securities to the tender agent’s account.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book entry system has been obtained from sources that Alberto Culver believes to be reliable, but we take no responsibility for their accuracy.

Certain Covenants of Alberto Culver

General

In addition to the covenants set forth below, additional covenants, if any, that will apply to a particular series of debt securities will be set forth in the prospectus supplement relating to such series of debt securities.

The following defined terms have been used for purposes of this description of the indenture covenants:

“attributable debt” means, as to any particular lease under which either we or any of our restricted subsidiaries is at the time liable as lessee for a term of more than 12 months and at any determination date, the total net obligations of the lessee for rental payments during the remaining term of the lease or any extension thereof discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (a) the yield to maturity (as defined in the indenture) of the outstanding debt securities, with that average being weighted by the principal amount of the outstanding debt securities of each series or, in the case of original issue discount securities, that amount to be the principal amount of the outstanding original issue discount securities that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the indenture and (b) the interest rate inherent in such lease (as determined in good faith by us), both to be compounded semi-annually.

“consolidated net tangible assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting, without duplication, the sum of (i) all current liabilities except for (a) notes and loans payable, (b) current maturities of long-term debt, (c) current maturities of obligations under capital leases and (d) customer deposits and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under U.S. generally accepted accounting principles, or GAAP, would be included on our consolidated balance sheet.

“funded debt” means (i) any of our or our restricted subsidiaries’ indebtedness (which means, without duplication, all obligations for borrowed money evidenced by bonds, debentures, notes or other similar instruments, and funded debt) maturing more than 12 months after the time of computation thereof, (ii) guarantees of funded debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any restricted subsidiary, all preferred stock having mandatory redemption provisions as reflected on such restricted subsidiary’s balance sheet prepared in accordance with GAAP, and (iv) all capital lease obligations (as defined in the indenture).

“principal property” means any real property (including all related land and buildings but excluding related fixtures, machinery and equipment) or machinery and equipment located within the United States and owned by, or leased to, us or any of our subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of our consolidated net tangible assets.

“restricted subsidiary” means any of our subsidiaries that owns a principal property.

“secured funded debt” means funded debt that is secured by any pledge of, or mortgage, security interest or other lien (as defined in the indenture) on any (i) principal property (whether owned on the date of the indenture or thereafter acquired or created), (ii) shares of stock owned by us or a subsidiary of ours in a restricted subsidiary or (iii) indebtedness of a restricted subsidiary owed to us or a subsidiary of ours.

Limitation on Liens

Unless otherwise provided in the applicable prospectus supplement, the indenture will provide that we will not, nor will we permit any of our restricted subsidiaries to, incur, issue, assume, guarantee or create any secured funded debt, without effectively providing that the outstanding debt securities (together with, if we determine, any of our or our restricted subsidiaries other indebtedness then existing or thereafter created which is not subordinated to the outstanding debt securities) will be secured equally and ratably with (or prior to) such secured funded debt, so long as that secured funded debt will be concurrently secured by a lien, unless, after giving effect thereto, the sum of the aggregate amount of all of our and our restricted subsidiaries’ outstanding secured funded debt, together with all attributable debt in respect of sale and leaseback transactions relating to a principal property (with the exception of attributable debt that is excluded as described under “—Limitations on Sales and Leasebacks” below), would not exceed an amount equal to the greater of (i) $135 million or (ii) 15% of our consolidated net tangible assets. These limitations on liens, however, do not apply to, and there will be excluded from the calculation of secured funded debt under this restriction, funded debt secured by:

•	liens on property, shares of capital stock or indebtedness of any corporation existing at the time that corporation becomes a subsidiary of ours;

•

liens on property, shares of capital stock or indebtedness existing at the time of its acquisition or incurred within 270 days of the time of its acquisition by us or any of our restricted subsidiaries;

•

liens on property, shares of capital stock or indebtedness thereafter acquired (or constructed) by us or any of our restricted subsidiaries and created prior to, at the time of, or within 270 days after that acquisition (or the completion of that construction or commencement of commercial operation of that property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof;

•	liens in favor of us or any of our restricted subsidiaries;

•

liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute;

•	liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation;

•

liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of funded debt, if made and continuing in the ordinary course of business;

•

liens under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of ours or of any of our restricted subsidiaries, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which we or any of our restricted subsidiaries is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens, and liens arising out of judgments or awards against us or any of our restricted subsidiaries that are not overdue or which are being contested in good faith by appropriate proceedings by us or any of our restricted subsidiaries, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or liens as to the use of real properties, which liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in our opinion, in the aggregate materially detract from the value of those properties or materially impair their use in the operation of our and our restricted subsidiaries’ business;

•

liens incurred to finance all or any portion of the cost of construction, alteration or repair of any principal property and improvements thereto created prior to completion of that construction, alteration or repair;

•	liens outstanding on the date of the indenture; or

•	any extension, renewal, refunding or replacement of the foregoing.

Limitation on Sales and Leasebacks

Unless otherwise provided in the applicable prospectus supplement, the indenture will provide that we will not, nor will we permit any of our restricted subsidiaries to, enter into any arrangement with any person providing for the leasing by us or any of our restricted subsidiaries of any principal property, which principal property has been or is to be sold or transferred by us or such restricted subsidiary to that person (a “sale and leaseback transaction”) unless, after giving effect thereto, the aggregate amount of all attributable debt with respect to all such sale and leaseback transactions plus all secured funded debt (with the exception of funded debt secured by liens that are excluded from the calculation of secured funded debt as described under “—Limitations on Liens” above) would not exceed an amount equal to the greater of (i) $135 million or (ii) 15% of our consolidated net tangible assets.

This covenant will not apply to, and there will be excluded from attributable debt in any computation under this restriction or under “—Limitations on Liens” above, attributable debt with respect to any sale and leaseback transaction if:

•

we or any of our restricted subsidiaries is permitted to create funded debt secured by a lien as described under “—Limitations on Liens” above on the principal property to be leased, in an amount equal to the attributable debt with respect to that sale and leaseback transaction, without equally and ratably securing the outstanding debt securities;

•

we or any of our restricted subsidiaries apply an amount in cash equal to the greater of (i) the net proceeds of the sale or transfer of the principal property leased pursuant to that arrangement or (ii) the fair market value of the principal property so leased at the time of entering into that arrangement (as determined by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) to the retirement of our or any of our restricted subsidiaries secured funded debt (other than secured funded debt owned by us or any of our restricted subsidiaries); provided, however, that no retirement referred to in this paragraph may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision of secured funded debt;

•

We or any of our restricted subsidiaries immediately applies the net proceeds of the sale or transfer of the principal property leased pursuant to such transaction to investment in another principal property; provided, however, that this exception shall apply only if such proceeds invested in such other principal property shall not exceed the total acquisition, repair, alteration and construction cost in such other principal property less amounts secured by any purchase money or construction mortgages on that principal property;

•	the effective date of any such arrangement is within 270 days of the acquisition of the principal property or the completion of construction and commencement of operation thereof, whichever is later;

•	the lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years; or

•

the sale and leaseback transaction is entered into between us and a restricted subsidiary of ours or between our restricted subsidiaries, which in each case shall include a subsidiary that becomes a restricted subsidiary after giving effect to such sale and leaseback transaction.

Events of Default

Any one of the following events will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to pay principal of or any premium on any debt security of that series when due;

•	failure to deposit any sinking fund or other payment, when due, in respect of any debt security of that series;

•

failure to perform, or breach of, any other covenant or warranty in the indenture, other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series, continued for 90 days after written notice as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization of Alberto Culver;

•

acceleration of any indebtedness for money borrowed by us in an aggregate principal amount exceeding $50,000,000 under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 15 business days after written notice as provided in the indenture; or

•	any other event of default provided with respect to debt securities of that series.

If any event of default occurs and continues, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in their terms, of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

The prospectus supplement relating to any series of debt securities that are original issue discount securities will contain particular provisions relating to acceleration of the stated maturity of a portion of the principal amount of that series of original issue discount securities upon the occurrence and continuation of an event of default.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee and to certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

A holder of any series of debt securities will not have any right to institute any proceeding with respect to the indenture, the appointment of a receiver or trustee, or for any other remedy, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in principal amount of debt securities of that series has made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

•	the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request; and

•	the trustee has failed to institute such proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on that debt security on or after the respective due dates expressed in that debt security.

We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in that performance.

Modification and Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of not less than the majority in aggregate principal amount of the outstanding securities of each series affected. Neither we nor the trustee may modify or amend the indenture without the consent of the holders of all debt securities affected if such action would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any such debt security;

•

reduce the principal amount of, premium, if any, or, except as otherwise provided in the applicable prospectus supplement, interest on, any debt security (including in the case of an original issue discount security the amount payable upon acceleration of the maturity);

•	change the place or currency of payment of principal of, premium, if any, or interest on any debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security on or at its stated maturity, or in the case of redemption, on or after the redemption date; or

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive compliance by us with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series, waive any past default under the indenture, except a default in the payment of principal, premium or interest and in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holders of each outstanding debt security of such series affected.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other company or entity or transfer or lease our assets substantially as an entirety and may not permit any company or entity to merge into or consolidate with us or transfer or lease its assets substantially as an entirety to us, unless:

•

any successor or purchaser is a corporation, partnership, trust or other entity organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes our obligations on the debt securities under a supplemental indenture;

•	immediately after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing;

•

if properties or assets of us or a restricted subsidiary of ours or any shares of capital stock or indebtedness of any restricted subsidiary become subject to a mortgage or other encumbrance not permitted by the indenture, we or such successor entity, as the case may be, takes those steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating compliance with these provisions.

Redemption

Provisions relating to the redemption of debt securities, if any, will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem debt securities only upon notice mailed at least 30 days but not more than 60 days before the date fixed for redemption.

In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

Defeasance and Covenant Defeasance

The indenture provides that, unless otherwise indicated in the prospectus supplement relating to that particular series of debt securities that, we, at our option,

•

will be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer of or exchange of debt securities of such series, replace stolen, lost or mutilated debt securities of such series, maintain paying agencies and hold moneys for payment in trust) or

•

need not comply with certain restrictive covenants of the indenture, including those described above in the section of the prospectus captioned “—Certain Covenants of Alberto Culver,” and the occurrence of an event described in the fourth bullet point in the section of this prospectus captioned “—Events of Default” shall no longer be an event of default, in each case, if we deposit, in trust, with the trustee money or U.S. government obligations, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, premium, if any, and interest on the debt securities of that series on the dates such payments are due (which may include one or more redemption dates designated by us) in accordance with the terms of the debt securities of that series. Such a trust may be established only if, among other things,

•

no event of default or event which with the giving of notice or lapse of time, or both, would become an event of default under the indenture shall have occurred and be continuing on the date of that deposit or on such later date specified in the indenture in the case of certain events in bankruptcy, insolvency or reorganization of Alberto Culver,

•	that deposit will not cause the trustee to have any conflicting interest with respect to other securities of ours,

•	that defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound and

•

we have delivered an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred, which opinion of counsel, in the case of the first bullet point of the first paragraph of this section, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to us, or otherwise a change in applicable federal income tax law occurring after the date of the indenture.

If we fail to comply with our remaining obligations under the indenture after a defeasance of the indenture with respect to the debt securities of any series as described under the second bullet point of the first paragraph of this section and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations on deposit with the trustee may be insufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from that event of default. However, we will remain liable in respect of such payments.

Notices

Except as otherwise provided in the applicable prospectus supplement, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Conversion or Exchange

If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Title

Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither we, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

Replacement of Debt Securities

Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to us and the trustee evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

Regarding the Trustee

We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term “trustee” refers to the trustee appointed with respect to the series of debt securities.

The indenture contains certain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

The trustee or its affiliates may provide certain banking and financial services to us in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

Overview

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are summaries of their material terms and provisions and are qualified by reference to our amended and restated certificate of incorporation and amended and restated by-laws, which have been filed as exhibits to the registration statement of which this prospectus is a part. The following descriptions do not purport to be complete statements of our amended and restated certificate of incorporation and amended and restated by-laws. You must read those documents for complete information on the terms of our capital stock.

Authorized Capital Stock

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2009, 98,150,240 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

Common Stock

Holders of our common stock have one vote for each share held on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Holders of our common stock are entitled to receive dividends that may be declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive proportionately any of the assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock.

The holders of our common stock have no preemptive rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of holders of shares of any of our outstanding preferred stock.

Our common stock is listed on the New York Stock Exchange under the symbol “ACV.”

Computershare Investor Services is the transfer agent and registrar for our common stock.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without further vote or action by our stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series. The board of directors has the power to fix by resolution the rights and preferences of each series of preferred stock so issued including:

•	the distinctive designation of such series and the number of shares of preferred stock that will be so designated;

•

the dividend rate and preferences of such series, if any, the dividend payment dates, the periods in which dividends are payable, whether such dividends are to be cumulative and whether such dividends are to be payable in cash or in kind;

•

whether such preferred stock will be convertible into or exchangeable for common stock and the conversion price or rate, including any adjustments thereto, at which such conversion or exchange will be effected;

•	the preferences, and the amounts thereof, if any, such preferred stock will be entitled to upon the winding up, liquidation or dissolution of Alberto Culver;

•	the voting power, if any, of the preferred stock;

•	the redemption terms, transfer restrictions and preemptive rights, if any, of the preferred stock; and

•	such other terms, conditions, special rights and provisions as the board of directors may determine.

Any or all of the rights and preferences of such preferred stock may be greater than the rights of our common stock, and our board of directors, without stockholder approval (subject to the rules of the New York Stock Exchange), may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of holders of our common stock.

Certain Anti-Takeover Effects of Provisions of our Certificate of Incorporation, By-Laws and of Delaware Law

A number of provisions in our amended and restated certificate of incorporation and amended and restated by-laws and under the Delaware General Corporation Law, or DGCL, may make it more difficult to acquire us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, our stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer.

We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire us and outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement in their terms.

Unissued Shares of Capital Stock

Common Stock. As of June 30, 2009, 98,150,240 shares of our common stock were outstanding. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval, subject to the rules of the New York Stock Exchange. While the additional shares are not designed to deter or prevent a change of control, under some circumstances the additional shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with the board of directors in opposing a hostile takeover bid.

Preferred Stock. As of the date of this prospectus, no shares of our preferred stock were outstanding. As described in more detail above, our amended and restated certificate of incorporation authorizes our board of directors, without the approval of the stockholders, to provide for the issuance of all or any shares of preferred stock in one or more classes or series and to fix the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of such class or series of preferred stock, which may be greater than those of the common stock. Subject to the general duty of the board of directors to act in our best interests, preferred stock can be issued quickly with terms calculated to delay or prevent a change in control of us or make the removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

Classified board of directors

Our amended and restated certificate of incorporation provides that our board of directors shall be divided into three classes as nearly equal in number as possible. At each annual meeting of stockholders, successors to the class of directors up for election at such meeting will serve for a three-year term, with each director to hold office until his successor is duly elected and qualified. This structure of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because the staggered terms, together with the removal and vacancy provisions of our amended and restated certificate of incorporation discussed below, would make it more difficult for a potential acquirer to gain control of our board of directors.

Number of Directors; Filling Vacancies; Removal

Our amended and restated certificate of incorporation provides that the number of directors shall be set by a resolution of the board of directors. A director may only be removed from office for cause by the affirmative vote of holders of a majority of shares of our common stock entitled to vote at an election of directors. Additionally, our amended and restated certificate of incorporation provides that only our board of directors will be authorized to fill any vacancies on the board of directors. As discussed above, these provisions, in combination with the classified board of directors, have the effect of making it difficult for a potential acquirer to gain control of our board of directors.

No Stockholder Action by Written Consent; Special Meetings

Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected by a vote at a meeting of our stockholders. Further our certificate of incorporation and by-laws provide that special meetings may be called only by an officer of ours at the request of our board of directors pursuant to a resolution adopted by the board of directors or by our chairman of the board of directors, chief executive officer or president. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by an officer at the request of our board of directors or one of the other persons named above.

Advance Notice of Stockholder Nominations and Stockholder Proposals

Our amended and restated by-laws have advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual or special meeting will be limited to (i) business brought before such meeting by or at the direction of our board of directors or (ii) by any stockholder that has complied with the procedures set-forth in our by-laws.

Under our by-laws, for business to be properly brought before an annual or special meeting by a stockholder, the business must be a proper subject for action by stockholders and the stockholder must give written notice to the Secretary:

•

in the case of an annual meeting of stockholders, not more than 120 days and not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting, provided, however, that in the event that the annual meeting is called for a date that is not within 30 days prior to or after that anniversary date, notice by the stockholder must be received by the Secretary not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the annual meeting was mailed or the day of public disclosure of the date of the annual meeting was made;

•

in the case of a special meeting of stockholders, not later than the close of business on the 15th day following the earlier of the day on which notice of the meeting was first mailed to stockholders or the day of public disclosure of the date of the special meeting was made; or

•	in the case of proposals required to be included in a proxy statement pursuant to Rule 14a-8 under the Exchange Act in accordance with that rule.

Except for proposals required to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, the notice of a stockholder proposal must contain specified information, including, without limitation:

•	a description of the business to be brought before the meeting, the reasons for conducting such business at the meeting and the complete text of any resolutions to be presented at the meeting;

•	the name and address of the stockholder as it appears in our books;

•	a representation that the stockholder is a holder of our voting stock and the class or series and number of shares of stock beneficially owned by the stockholder; and

•	any material interest of the stockholder in such business.

In the case of nomination for election as a director, in addition to the foregoing, the stockholder’s notice must contain:

•	the name, age, business and residence addresses of the nominee;

•	principal occupation or employment of the nominee;

•	the class or series and number of shares of stock owned beneficially or of record by the nominee;

•	a description of all arrangements or understandings between the stockholder and the nominee pursuant to which the nomination is to be made by the stockholder;

•	written consent of each nominee to serve as director if so elected; and

•

such other information relating to the nominee that would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

If the chairman of the meeting determines that the stockholder nomination or proposal was not properly brought before the meeting in accordance with the provisions of the amended and restated certificate of incorporation or amended and restated by-laws, as the case may be, that person will not be eligible for election as a director or that business will not be conducted at the meeting, as the case may be.

The advance notice provisions may preclude a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Additionally, the advance notice provisions may deter a third party from conducting a solicitation to elect its own slate of directors or approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Amendment of the Certificate of Incorporation and By-Laws

Under Delaware law, the stockholders of a corporation have the right to adopt, amend or repeal the by-laws. Our amended and restated certificate of incorporation further provides that our board of directors may also adopt, amend or repeal our amended and restated by-laws.

Under Delaware law, unless the certificate of incorporation otherwise requires a higher vote, with the approval of the board of directors, the affirmative vote of the holders of a majority of the voting power of all shares of capital stock entitled to vote on the amendment will be required to amend a certificate of incorporation. Under our amended and restated certificate of incorporation, the amendment or repeal of the provisions governing the classified board and no stockholder action without a meeting will require the affirmative vote of two-thirds of the voting power of all shares of capital stock entitled to be cast in the election of directors voting as one class.

Section 203 of the DGCL

Section 203 of the DGCL provides that, subject to the exceptions specified in that section, a corporation may not engage in any business combination with any interested stockholder for a three-year period following the time that such stockholder becomes an interested stockholder unless:

•	prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

•

subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203 of the DGCL, an “interested stockholder” is defined to include:

•

any person that is the owner of 15 percent or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of any person described in the preceding clause.

Under certain circumstances, Section 203 of the DGCL makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. It is anticipated that the provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, since those persons could avoid the stockholder approval requirement if a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer depositary shares, each representing a specified fraction of a share of a particular series of preferred stock. Depositary receipts evidencing depositary shares will be issued to those persons purchasing the fractional shares of the related preferred stock.

The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts, whom we refer to in this section as owners. Subject to the terms of the deposit agreement, each owner will be entitled to all the rights and preferences of the preferred stock represented by the depositary share in proportion to the fraction of a share of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other distributions received on the related preferred stock to the owners in proportion to the number of depositary shares owned. In the event of a distribution other than in cash, the depositary will distribute property received by it to the owners, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the owners.

Withdrawal of Shares

Upon surrender of the depositary receipts, unless the related depositary shares have previously been called for redemption, the owner is entitled to delivery of the number of whole shares of the related preferred stock and any money or other property represented by his depositary shares. Holders of whole shares of the related preferred stock will not be entitled to exchange such preferred stock for depositary shares. If the delivered depositary receipts evidence a number of depositary shares in excess of the number of whole shares of the related preferred stock to be withdrawn, the depositary will deliver to the owner a new depositary receipt evidencing this excess number at the same time. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem the preferred stock held by the depositary, the depositary will redeem the number of depositary shares representing the related shares of preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share of preferred stock. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary or us.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record owners of the depositary shares. Each record owner on the record date, which will be the same as the record date for the preferred stock, may instruct the depositary how to exercise its voting rights pertaining to the preferred stock represented by the owner’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by these depositary shares in accordance with the instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote preferred stock if it does not receive specific instructions from the record owners.

Amendment and Termination of the Deposit Agreement

Unless otherwise provided in the applicable prospectus supplement, the form of depositary receipt and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the owners will not be effective unless it has been approved by the owners representing at least a majority, or, in the case of amendments affecting rights to receive dividends or distributions or voting or redemption rights,
66 2 /3% of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only:

•	if all outstanding depositary shares have been redeemed;

•

if there has been a final distribution on the preferred stock in connection with any liquidation, dissolution or winding up of Alberto Culver and the distribution has been distributed to the owners; or

•	with the consent of owners representing not less than 66 2/3% of the depositary shares outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Owners will pay all other transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

The depositary may refuse to transfer a depositary receipt or any withdrawal of preferred stock evidenced by the depositary receipts until all taxes and charges with respect to the receipts or preferred stock are paid by the owners.

Miscellaneous

The depositary will forward all reports and communications that it receives from us and which we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary’s obligations will be limited to performance of the duties under the deposit agreement in a manner that does not constitute bad faith, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary or preferred stock unless satisfactory indemnity is furnished.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 or be an affiliate of such bank or trust company.

DESCRIPTION OF WARRANTS TO

PURCHASE COMMON STOCK OR PREFERRED STOCK

The following summary sets forth the material terms and provisions of the common stock warrants and preferred stock warrants, which would be issued pursuant to a stock warrant agreement between us and a stock warrant agent to be selected at the time of issue.

General

The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by a prospectus supplement. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which shares may be purchased upon exercise of the stock warrant;

•	the date on which the right to exercise the stock warrants shall commence and the date on which these rights shall expire;

•	a discussion of the material U.S. federal income tax considerations;

•	any call provisions;

•	the currency in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

The common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and non-assessable. This means that the shares will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments or taxation.

Exercise of Stock Warrants

You may exercise your stock warrants by surrendering to the stock warrant agent your stock warrant certificate with the form of election to purchase on the reverse of the certificate properly completed and executed by you, or your authorized agent, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the Financial Industry Regulatory Authority, or FINRA, or by a member of a national securities exchange. You must indicate on the form of election whether you are electing to exercise all or a portion of the stock warrants evidenced by the certificate. You must also submit a payment of the aggregate exercise price of the stock warrants to be exercised in lawful money of the United States along with your stock warrant certificates, unless otherwise set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate, form of election and aggregate payment, if applicable, by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, a certificate representing the number of shares of common stock or preferred stock purchased for issuance and delivery to you or upon your written order. If you exercise less than all of the stock warrants evidenced by any stock warrant certificate, the stock warrant agent shall deliver to you a new stock warrant certificate representing your unexercised stock warrants.

Anti-dilution and Other Provisions

The exercise price payable, the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding are subject to adjustment if specified events occur. These events include:

•	the issuance of a stock dividend to holders of common stock or preferred stock; and

•	a combination, subdivision or reclassification of common stock or preferred stock.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% in the number of shares purchasable. We may also, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the preceding sentences, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, you, as a stock warrant holder, shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which your stock warrants were exercisable immediately prior to this event.

No Rights as Stockholders

You will not be entitled, by virtue of being a stock warrant holder, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as a stockholder of Alberto Culver.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

The following summary sets forth the material terms and provisions of the debt warrants, which would be issued pursuant to a debt warrant agreement between us and a debt warrant agent to be selected at the time of issue.

General

The debt warrants may be issued under the debt warrant agreement independently or together with any other securities offered by a prospectus supplement. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including, without limitation, the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of debt securities may be purchased upon exercise of the debt warrant;

•	the date on which the right to exercise the debt warrants shall commence and the date on which this right shall expire;

•	a discussion of the material U.S. federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the anti-dilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

You, as a debt warrant holder, will generally not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the indenture.

Exercise of Debt Warrants

You may exercise your debt warrants by surrendering at the office of the debt warrant agent your debt warrant certificate with the form of election to purchase on the reverse side of the certificate properly completed and signed by you, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of FINRA or by a member of a national securities exchange. You must also submit a payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with your instructions. If you exercise less than all of the debt warrants evidenced by your debt warrant certificate, a new debt warrant certificate will be issued for the remaining number of debt warrants.

PLAN OF DISTRIBUTION

Each prospectus supplement will describe:

•	the method of distribution of the securities offered thereby;

•	the purchase price and the proceeds we will receive from the sale; and

•	any securities exchanges on which the securities of such series may be listed.

We may sell the securities offered in this prospectus in any of, or any combination of, the following ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We or any of our agents may directly solicit offers to purchase these securities. The applicable prospectus supplement will name any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended, or Securities Act, involved in the offer or sale of the securities in respect of which this prospectus is delivered, and will set forth any commissions payable by us to that agent. Unless otherwise indicated in the applicable prospectus supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and will set forth in the applicable prospectus supplement the names of the underwriters and the terms of the transaction. The underwriters will use the prospectus supplement to make releases of the securities in respect of which this prospectus is delivered to the public.

If we utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

Agents, underwriters and dealers may be entitled under the relevant agreements to indemnification by us against certain liabilities, including liabilities under the Securities Act.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

The applicable prospectus supplement will also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities to be offered by this prospectus will be passed upon for us by Gary P. Schmidt, Esq., our General Counsel. As of the date of this prospectus, Mr. Schmidt owned 40,477 shares of our common stock, 7,500 of which were restricted shares that had not yet vested, and options to purchase 227,237 shares of our common stock, of which options to purchase 131,937 shares of our common stock are currently exercisable.

EXPERTS

The consolidated balance sheets of Alberto Culver Company and subsidiaries as of September 30, 2008 and 2007, and the related consolidated statements of earnings, cash flows and stockholders’ equity, and the related financial statement schedule for each of the years in the three-year period ended September 30, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report dated November 25, 2008, refers to the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 as of October 1, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1 (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange and information about us is also available there.

This prospectus is part of a registration statement that we filed with the SEC. The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to other documents that we identify as part of this prospectus. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended September 30, 2008 filed on November 25, 2008;

•	Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2008 filed on February 5, 2009;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 filed on May 7, 2009;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed on August 6, 2009;

•	Current Report on Form 8-K filed on June 19, 2009;

•	Current Report on Form 8-K filed on August 17, 2009; and

•

The description of our common stock contained in our Registration Statement on Form 10 (File No. 001-32970) filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are furnished under Item 2.02 and

Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain a copy of these filings at no cost (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference therein) by writing to or telephoning us at the following address and telephone number:

Alberto Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

Attention: Investor Relations

Phone: (708) 450-3000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current and accurate only as of the date of this prospectus.